Exhibit 99.1

NEWS RELEASE For Release at 4:00 EST, 2/07/08 Contact: Susan Sutherland Toll free office: (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com
2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Declares Quarterly Cash Dividend;
Authorizes Additional Stock Repurchase

WISCONSIN RAPIDS, Wis. – February 7, 2008 – Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K–12 schools and districts, announced that its Board of Directors declared a quarterly cash dividend of $.07 per share, payable March 10, 2008 to shareholders of record as of February 22, 2008.

The board also authorized an additional one million shares under its stock repurchase program.

“The board action to declare the quarterly dividend and authorize additional shares under the stock repurchase program is a reflection of our overall financial strength and our confidence in the company’s strategies and growth prospects, and provides continued flexibility to enhance shareholder value,” said Terrance D. Paul, president and chief executive officer of Renaissance Learning.

The company has repurchased about 7.8 million shares of stock under the prior authorization of 8 million shares. With this authorization of one million shares, the company may repurchase an additional 1.2 million shares through a variety of methods, including open market purchases, block transactions, privately negotiated transactions, accelerated share repurchase programs, or other similar facilities. Such purchases may be made from time to time and may be discontinued at any time. No time limit was placed on the duration of the repurchase program. Repurchased shares will be used for stock-based employee benefit plans and for other general corporate purposes. The amount and timing of any share repurchases will be based on management’s ongoing assessment of the Company’s capital structure, liquidity, general market conditions and other corporate considerations.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 73,000 North American schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India, and the United Kingdom.

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